Exhibit 3.3

INFRAREIT, INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST: InfraREIT, Inc., a Maryland corporation (the “Corporation”), desires to amend and restate its charter (the “Charter”) as currently in effect and as hereinafter amended.

SECOND: The following provisions are all of the provisions of the Charter currently in effect and as hereinafter amended.

ARTICLE I

INCORPORATOR

Greg Imhoff, whose address is c/o InfraREIT, Inc., 1807 Ross Avenue, 4th Floor, Dallas, Texas 75201, being at least 18 years of age, by Articles of Incorporation and by Articles of Conversion effective on September 29, 2014, converted Hunt Electrical Infrastructure Investments Corporation, a Delaware corporation formed on April 16, 2001 under the name of “Hunt Capital Corporation,” into a corporation formed under the general laws of the State of Maryland on September 29, 2014.

ARTICLE II

NAME

The name of the corporation (the “Corporation”) is:

InfraREIT, Inc.

ARTICLE III

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of the charter of the Corporation (the “Charter”), “REIT” means a real estate investment trust under Sections 856 through 860 of the Code, and any reference to a particular section of the Code shall mean such section of the Code, any rules or regulations issued under, or pursuant to, such section and, in the event such section is amended or replaced at any time hereafter, any such amended or successor section and any rules or regulations issued under, or pursuant to, such amended or successor section.

ARTICLE IV

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201. The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, whose post address is 351 West Camden Street, Baltimore, Maryland 21201. The resident agent is a Maryland corporation.

ARTICLE V

PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS OF THE

CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 5.1 Number and Classification of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation is nine (9), which number may be increased or decreased only by the Board of Directors pursuant to the bylaws of the Corporation (the “Bylaws”), but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). The directors (other than any director elected solely by holders of one or more classes or series of Preferred Stock (as hereinafter defined)) shall be classified, with respect to the terms for which they severally hold office, into three classes, one class to hold office initially for a term expiring at the annual meeting of stockholders in 2016, another class to hold office initially for a term expiring at the annual meeting of stockholders in 2017 and another class to hold office initially for a term expiring at the annual meeting of stockholders in 2018, with the members of each class to hold office until their successors are duly elected and qualify. The Board of Directors shall designate by resolution, from among its members, directors to serve as Class I Directors, Class II Directors and Class III Directors. At each annual meeting of the stockholders, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualify. The names of the directors who shall serve until their successors are duly elected and qualified are:

W. Kirk Baker

David Campbell

John Gates

Storrow M. Gordon

Trudy A. Harper

Hunter L. Hunt

Harold R. Logan, Jr.

Harvey Rosenblum

Ellen C. Wolf

Except as otherwise provided in these Articles, any vacancy on the Board of Directors shall be filled in the manner provided in the Bylaws.

The Corporation elects, at such time as it becomes eligible under Section 3-802 of the MGCL to make the election provided for under Section 3-804(c) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies.

Section 5.2 Extraordinary Actions. Except as provided in Section 5.8 (relating to removal of directors) and in Article VIII (relating to certain amendments of the Charter), notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 5.3 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

Section 5.4 Preemptive and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.4 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of any class or series of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of any class or series of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors and upon such terms and conditions as specified by the Board of Directors, shall determine that such rights apply, with respect to all or any shares of all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 5.5 Indemnification. (a) The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (i) any individual who is a present or former director or officer of the Corporation or (ii) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation or any entity acquired by the Corporation or any partnership or other entity controlled by the Corporation (each an “Acquired Entity”) or any predecessor entity to an Acquired Entity in any of the capacities described in (i) or (ii) above and to any employee or agent of the Corporation or a predecessor of the Corporation or of any Acquired Entity or predecessor of any Acquired Entity.

(b) Any amendment of this Section 5.5 shall be prospective only and shall not affect the applicability of this Section 5.5 with respect to any act or failure to act that occurred prior to such amendment.

Section 5.6 Determinations by Board. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, acquisition of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, cash flow, funds from operations, adjusted funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any shares of any class or series of stock of the Corporation) or of the Bylaws; the fair value, or any sale, bid or ask price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; the number of shares of stock of any class or series of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other entity to the extent such terms and conditions relate to the internal affairs of the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

Section 5.7 REIT Qualification. The Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors, in its sole and absolute discretion, also may (a) determine upon advice of counsel that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VII is no longer required for REIT qualification and (b) make any other determination or take any other action pursuant to Article VII.

Section 5.8 Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors. For the purpose of this Section 5.8, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

Section 5.9 Corporate Opportunities.

(a) To the fullest extent permitted by law, none of the directors or officers of the Corporation or any of their respective affiliates (each, an “Affiliate”) (such persons identified above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall have any obligation, responsibility or duty to refrain from directly or indirectly (w) engaging in any business opportunity, including but not limited to business opportunities in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates may, from time to time, be engaged or propose to engage (a “Business Opportunity”), (x) owning any investments or engaging in any business activities (including investments and business activities that are similar to the Corporation’s current or proposed investments or business activities), (y) buying, selling or trading any securities or commodities for their own accounts (including taking positions contrary to the Corporation’s) or (z) competing with the Corporation, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any Business Opportunity presented to an Identified Person, except as provided in Section 5.9(b). Subject to Section 5.9(b), in the event that any Identified Person acquires knowledge of a Business Opportunity, such Identified Person shall have no obligation to communicate or offer such Business Opportunity to the Corporation and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders by reason of the fact that such Identified Person pursues or acquires such Business Opportunity.

(b) The Corporation does not renounce its interest in any Business Opportunity offered to any Identified Person if such opportunity is expressly offered to such Identified Person in his or her capacity as a director or officer of the Corporation. For the avoidance of doubt, a Business Opportunity shall not be deemed to include any business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy to have any interest.

(c) Any action taken by a director or officer pursuant to this Section 5.9 shall not constitute an act or omission committed in bad faith or as the result of active or deliberate dishonesty, and any benefit received, directly or indirectly, by such director or officer as the result of taking such action shall not constitute receipt of an improper benefit or profit in money, property, services or otherwise.

ARTICLE VI

STOCK

Section 6.1 Authorized Shares. The Corporation has authority to issue 528,030,000 shares of stock, consisting of (i) 450,000,000 shares of common stock, $0.01 par value per share (“Common Stock”), (ii) 25,000,000 shares of class A common stock, $0.01 par value per share (“Class A Common Stock”), (iii) 3,000,000 shares of redeemable class A common stock, $0.01 par value per share (the “Redeemable Class A Common Stock”), (iv) 30,000 shares of class C common stock, $0.01 par value per share (“Class C Common Stock”), and (v) 50,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $5,280,300. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 6.2, 6.3 or 6.4, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board of Directors and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 6.2 Common Stock; Class A Common Stock; Redeemable Class A Common Stock; Class C Common Stock.

(a) Subject to the provisions of Article VII and except as may otherwise be specified in the Charter, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock (including, without limitation, any shares that were previously issued but which have been acquired by the Corporation) from time to time into shares of one or more classes or series of stock.

(b) The preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of the Class A Common Stock are set forth on Exhibit A hereto. The Board of Directors may reclassify any unissued shares of Class A Common Stock (including, without limitation, any shares that were previously issued but which have been acquired by the Corporation) from time to time into shares of any one or more classes or series of stock.

(c) The preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of the Redeemable Class A Common Stock are set forth on Exhibit B hereto. The Board of Directors may reclassify any unissued shares of Redeemable Class A Common Stock (including, without limitation, any shares that were previously issued but which have been acquired by the Corporation) from time to time into shares of one or more classes or series of stock.

(d) The preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of the Class C Common Stock are set forth on Exhibit C hereto. The Board of Directors may reclassify any unissued shares of Class C Common Stock (including, without limitation, any shares that were previously issued but which have been acquired by the Corporation) from time to time into shares of any one or more classes or series of stock.

Section 6.3 Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock (including, without limitation, any shares that were previously issued but which have been acquired by the Corporation) from time to time into shares of any one or more classes or series of stock.

Section 6.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series of stock, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series and any other terms and conditions of such shares; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document.

Section 6.5 Charter and Bylaws. The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws.

Section 6.6 Transferable Shares; Preferential Dividends. Notwithstanding any other provision in the Charter, if the Corporation elects to continue to qualify for U.S. federal income tax purposes as a REIT, then until such time as the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT, no determination shall be made by the Board of Directors nor shall any transaction be entered into by the Corporation that would cause any shares in the Corporation not to constitute “transferable shares” under Section 856(a)(2) of the Code or that would cause any distribution to constitute a preferential dividend as described in Section 562(c) of the Code.

Section 6.7 Stockholders’ Consent in Lieu of Meeting. Any action required or permitted to be taken at any meeting of the holders of Common Stock entitled to vote generally in the election of directors may be taken without a meeting by consent, in writing or by electronic transmission, in any manner and by any vote permitted by the MGCL and set forth in the Bylaws.

Section 6.8 Distributions. The Board of Directors from time to time may authorize the Corporation to declare and pay to stockholders such dividends or other distributions in cash or other assets of the Corporation or in securities of the Corporation, including in shares of one class or series of the Corporation’s stock payable to holders of shares of another class or series of stock of the Corporation, or in any other form as the Board of Directors in its sole and absolute discretion shall determine. The exercise of the powers and rights of the Board of Directors pursuant to this Section 6.8 shall be subject to the terms of any class or series of shares of the Corporation’s stock at the time outstanding.

ARTICLE VII

RESTRICTIONS ON OWNERSHIP AND TRANSFER

Section 7.1 Definitions. For the purpose of this Article VII, the following terms shall have the following meanings:

“Aggregate Stock Ownership Limit” shall mean 9.8% in value of the aggregate of the outstanding shares of Capital Stock, or such other percentage determined by the Board of Directors in accordance with Section 7.2.8.

“Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that are actually owned or would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

“Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock, Class A Common Stock, Redeemable Class A Common Stock, Class C Common Stock and Preferred Stock.

“Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 7.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

“Common Stock Ownership Limit” shall mean 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the Corporation, or such other percentage determined by the Board of Directors in accordance with Section 7.2.8.

“Constructive Ownership” shall mean ownership of shares of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by the Charter or by the Board of Directors pursuant to Section 7.2.7.

“Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 7.2.7 and subject to adjustment pursuant to Section 7.2.8, the percentage limit established by the Board of Directors pursuant to Section 7.2.7.

“Individual” shall mean an individual, a trust qualified under Section 401(a) or Section 501(c)(17) of the Code, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, or a private foundation within the meaning of Section 509(a) of the Code, provided that, except as set forth in Section 856(h)(3)(A)(ii) of the Code, a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code shall be excluded from this definition.

“Initial Date” shall mean the earlier of (i) the closing of the issuance of shares of Common Stock pursuant to the initial underwritten public offering of the Corporation or (ii) such other date as determined by the Board of Directors.

“Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and ask prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low ask prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc.’s Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and ask prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined by the Board of Directors.

“NYSE” shall mean the New York Stock Exchange.

“Person” shall mean an Individual, corporation, partnership, limited liability company, estate, trust, association, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

“Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of this Article VII, would Beneficially Own or Constructively Own shares of Capital Stock in violation of Section 7.2.1, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

“Restriction Termination Date” shall mean the first day after the Initial Date on which the Corporation determines pursuant to Section 5.7 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

“Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire, or change its level of, Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

“Trust” shall mean any trust provided for in Section 7.3.1.

“Trustee” shall mean a Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.

Section 7.2 Capital Stock.

Section 7.2.1 Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section 7.4:

(a) Basic Restrictions.

(i) (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii) No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, without limitation, Beneficial Ownership or Constructive Ownership that would result in the Corporation actually owning or Constructively Owning an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant, taking into account any other income of the Corporation that would not qualify under the gross income requirements of Section 856(c) of the Code, would cause the Corporation to fail to satisfy any of such gross income requirements).

(iii) No Person shall own shares of Capital Stock to the extent that such ownership of Capital Stock would, at any time prior to January 1, 2020, result in 50 percent (50%) or more in value of the outstanding Capital Stock of the Corporation being owned, directly or indirectly, by Persons who owned, at any time, directly or indirectly, 50 percent (50%) or more in value of the outstanding shares of InfraREIT, L.L.C.

(iv) Any Transfer of shares of Capital Stock that, if effective, would result in the Capital Stock being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(b) Transfer in Trust. If any Transfer of shares of Capital Stock occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 7.2.1(a)(i), (ii) or (iii),

(i) then that number of shares of the Capital Stock the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i), (ii) or (iii) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

(ii) if the transfer to the Trust described in Section 7.2(b)(i) would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i), (ii) or (iii), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 7.2.1(a)(i), (ii) or (iii) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

To the extent that, upon a transfer of shares of Capital Stock pursuant to this Section 7.2.1(b), a violation of any provision of this Article VII would nonetheless be continuing (for example where the ownership of shares of Capital Stock by a single Trust would violate the 100 stockholder requirement applicable to REITs), then shares of Capital Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of this Article VII.

Section 7.2.2 Remedies for Breach. If the Board of Directors shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Directors shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 7.2.1 shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors.

Section 7.2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 7.2.1(a) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 7.2.1(b) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

Section 7.2.4 Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(a) every owner of five percent or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit; and

(b) each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Section 7.2.5 Remedies Not Limited. Subject to Section 5.7 of the Charter, nothing contained in this Section 7.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation in preserving the Corporation’s status as a REIT.

Section 7.2.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3, or any definition contained in Section 7.1, the Board of Directors shall have the power to determine the application of the provisions of this Section 7.2 or Section 7.3 or any such definition with respect to any situation based on the facts known to it. In the event Section 7.2 or 7.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3. Absent a decision to the contrary by the Board of Directors, if a Person would have (but for the remedies set forth in Section 7.2.2) acquired Beneficial Ownership or Constructive Ownership of Stock in violation of Section 7.2.1, such remedies (as applicable) shall apply first to the shares of Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Stock based upon the relative number of the shares of Stock held by each such Person.

Section 7.2.7 Exceptions.

(a) Subject to Section 7.2.1(a)(ii), the Board of Directors, subject to the directors’ duties under applicable law, may exempt (prospectively or retroactively) a Person from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

(i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no Individual’s Beneficial Ownership or Constructive Ownership of such shares of Capital Stock will violate Section 7.2.1(a)(ii);

(ii) such Person does not and represents that it will not actually own or Constructively Own an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to actually own or Constructively Own more than a 9.9% interest (as set forth in

Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Person as the Board of Directors determines, in its sole and absolute discretion, are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the judgment of the Board, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT shall not be treated as a tenant of the Corporation); and

(iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 7.2.1 through 7.2.6) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Sections 7.2.1(b) and 7.3.

(b) Prior to granting any exception pursuant to Section 7.2.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c) Subject to Section 7.2.1(a)(ii), an underwriter which participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit, as applicable.

Section 7.2.8 Increase or Decrease in Common Stock Ownership or Aggregate Stock Ownership Limits. Subject to Section 7.2.1 (a)(ii), the Board of Directors may from time to time increase the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit for one or more Persons and decrease the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit for all other Persons; provided, however, that the decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit will not be effective for any Person that Beneficially Owns or Constructively Owns shares of Capital Stock in excess of such decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit until such time as such Person’s Beneficial Ownership or Constructive Ownership of shares of Capital Stock, as applicable, equals or falls below the decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit, but any further acquisition of shares of Capital Stock by such Person will be in violation of the Common Stock Ownership Limit or Aggregate Stock Ownership Limit. Notwithstanding the foregoing, any new Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit shall not allow five or fewer Persons to Beneficially Own more than 49.9% in value of the outstanding Capital Stock.

Section 7.2.9 Legend. Each certificate for shares of Capital Stock shall bear substantially the following legend:

The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose, among others, of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no Person may Beneficially or Constructively Own shares of the Corporation’s Common Stock in excess of the Common Stock Ownership Limit unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own shares of Capital Stock of the Corporation in excess of the Aggregate Stock Ownership Limit, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT and (iv) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership are violated, the shares of Capital Stock represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board of Directors in its sole and absolute discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its Principal Office.

Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

Section 7.3 Transfer of Capital Stock in Trust.

Section 7.3.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 7.2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3.6.

Section 7.3.2 Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

Section 7.3.3 Dividends and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or other distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole and absolute discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Corporation has received notification that shares of

Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes and determining the other rights of stockholders.

Section 7.3.4 Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 7.3.3. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock should have been transferred to the Trustee, such shares were instead first sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.

Section 7.3.5 Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which has been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 7.3.3. The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer discussed in the first sentence of this Section 7.3.5 until the Trustee has sold the shares held in the Trust pursuant to Section 7.3.4. Upon any such sale to the Corporation pursuant to this Section 7.3.5, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

Section 7.3.6 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable

Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided in Section 7.2.1(b) takes place shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.

Section 7.4 NYSE Transactions. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

Section 7.5 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

Section 7.6 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

ARTICLE VIII

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except for amendments to Section 5.8 or the next sentence of this Article VIII and except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter, including, without limitation, pursuant to Section 6.1, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter. However, any amendment to Section 5.8 or to this sentence of this Article VIII shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast on the matter.

ARTICLE IX

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

THIRD: The amendment and restatement of the Charter of the Corporation as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The current address of the principal office of the Corporation is as set forth in Article IV of the foregoing amendment and restatement of the Charter.

FIFTH: The name and address of the Corporation’s current resident agent are as set forth in Article IV of the foregoing amendment and restatement of the Charter.

SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the Charter.

SEVENTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was 450,000,000 shares of common stock, $0.01 par value per share. The aggregate par value of all authorized shares having a par value was $4,500,000.00.

EIGHTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the Charter is 528,030,000, consisting of (i) 450,000,000 shares of common stock, $0.01 par value per share, (ii) 25,000,000 shares of class A common stock, $0.01 par value per share, (iii) 3,000,000 shares of redeemable class A common stock, $0.01 par value per share, (iv) 30,000 shares of class C common stock, $0.01 par value per share, and (v) 50,000,000 shares of preferred stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $5,280,300.

NINTH: The undersigned acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this      day of             , 2015.

ATTEST:		INFRAREIT, INC.

(SEAL)
Name:	Greg Imhoff	Name:	David Campbell
Title:	Secretary	Title:	President

EXHIBIT A

TERMS OF SHARES OF CLASS A COMMON STOCK

The following is a description of the terms of the Class A Common Stock, including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and terms and conditions of redemption thereof, which are incorporated by reference into the Charter as part of Article VI thereof.

Section 1. Definitions. In addition to terms defined in the Charter and elsewhere in this Exhibit A, for purposes of the Class A Common Stock, the following terms shall have the meanings indicated:

“Carry Burden Percentage” shall mean, for each holder of Class A Common Stock, the percentage set forth on Schedule A attached hereto.

“Carry Shortfall Shares” shall mean a number of shares of Class A Common Stock equal to the number of Class A Units held by the Corporation that are canceled pursuant to Section 4.6.I(iii)(a) of the Partnership Agreement.

“Class A Common Stock Conversion Agent” shall mean the transfer agent maintained for exchanging the shares of Class A Common Stock for shares of Common Stock in accordance with Section 2(c) hereof.

“Class A Units” shall have the meaning assigned to it in the Partnership Agreement.

“Common Shares” shall mean the shares of the Company which had been classified as common shares in the Company Agreement, excluding the common shares designated as Class C Common Shares (as defined in Exhibit D-1 to the Company Agreement).

“Company” shall mean InfraREIT, L.L.C. (formerly known as Electric Infrastructure Alliance of America, L.L.C.), a Delaware limited liability company.

“Company Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of the Company, as amended, and as in effect immediately prior to the Merger (as defined in the Merger and Transaction Agreement).

“Effective Date” shall have the meaning assigned to it in the Merger and Transaction Agreement.

“IPO” shall mean the initial offering and sale of Common Stock registered under the Securities Act of 1933, as amended, pursuant to the Corporation’s Registration Statement on Form S-11 (Registration No. 333-201106).

“Mandatory Conversion Date” shall have the meaning assigned to it in the Partnership Agreement.

Exhibit A-1

“Merger and Transaction Agreement” shall mean the Merger and Transaction Agreement, dated             , 2015, among the Corporation, the Company and the Partnership.

“Mixed Election” shall have the meaning assigned to it in the Merger and Transaction Agreement.

“Net Cash Consideration” shall have the meaning assigned to it in the Merger and Transaction Agreement.

“Operating Partnership” shall mean InfraREIT Partners, L.P., a Delaware limited partnership.

“Overallotment Shares” shall have the meaning assigned to it in the Merger and Transaction Agreement.

“Partnership Agreement” shall mean the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, effective as of the closing of the IPO.

“Simultaneous Overallotment Closing” shall have the meaning set forth in the Merger and Transaction Agreement.

Section 2. Mandatory Conversion of Class A Common Stock.

(a) As of the close of business on the Mandatory Conversion Date, each holder of Class A Common Stock will automatically be deemed to have submitted for cancellation a number of shares of Class A Common Stock equal to the number of Carry Shortfall Shares (if any) multiplied by such holder’s Carry Burden Percentage, rounded down to the nearest whole share. All such canceled shares of Class A Common Stock will constitute authorized but unissued shares of Common Stock and will no longer be considered outstanding. Immediately, thereafter, each remaining outstanding share of Class A Common Stock will convert automatically into one (1) share of Common Stock.

(b) Prior to the Mandatory Conversion Date, the Corporation will not declare or pay any dividend or other distribution on any share of Class A Common Stock.

(c) Promptly following conversion of the Class A Common Stock in accordance with Section 2(a) above, the Corporation shall deliver written notice to each holder of Class A Common Stock specifying: (A) the number of shares of Class A Common Stock cancelled in accordance with Section 2(a) above; and (B) the place or places where certificates for such shares are to be surrendered to the Class A Common Stock Conversion Agent for issuance of certificates representing shares of Common Stock, or if such shares of Common Stock shall be uncertificated, the fact that such shares have been registered on the stock ledger of the Corporation. Following receipt of the notice specified in the preceding sentence, each holder of Class A Common Stock shall, as a condition to the receipt of the shares of Common Stock issuable upon such conversion, (i) deliver a written notice to the Class A Common Stock Conversion Agent specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, or if such shares of Common Stock shall be uncertificated, the name or names in which such holder wishes to register such shares on the

Exhibit A-2

stock ledger of the Corporation, (ii) surrender the certificate(s) (if any) for such Class A Common Stock to the Class A Common Stock Conversion Agent, accompanied, if so required by the Class A Common Stock Conversion Agent, by a written instrument or instruments of transfer in a form reasonably satisfactory to the Class A Common Stock Conversion Agent duly executed by the holder of such shares (or its attorney duly authorized in writing), and (iii) pay any transfer or similar tax required by Section 4 of this Exhibit A.

Section 3. Ranking. The Class A Common Stock shall, with respect to dividends and other distributions upon the liquidation, winding-up and dissolution of the Corporation, rank pari passu with the Common Stock, and each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that does not by its terms rank junior or senior to the Common Stock with respect to payment of dividends or rights upon liquidation, dissolution or winding up of the affairs of the Corporation.

Section 4. Certain Taxes. The Corporation will pay any and all U.S. federal and state documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on the conversion of Class A Common Stock pursuant to Section 2 of this Exhibit A; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any registration or transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the registered holder of such shares of Class A Common Stock converted or to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

Section 5. Voting. (a) Except as otherwise expressly provided herein, the Class A Common Stock shall not have any voting rights or powers and the consent of the holders of Class A Common Stock shall not be required for the taking of any corporate action by the Corporation. So long as any shares of Class A Common Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the affirmative vote of at least two-thirds of all the votes entitled to be cast by the holders of shares of Class A Common Stock at the time outstanding, acting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Any amendment, alteration or repeal of any provision of the Charter (including this Exhibit A), whether by merger, consolidation or otherwise, that materially and adversely affects the rights or powers of the holders of the shares of Class A Common Stock; provided, however, that the amendment of the provisions of the Charter so as to authorize or create or to increase the authorized amount of, shares of any other class or series of stock of the Corporation, including, without limitation, any shares of any class or series or any security convertible into shares of any class or series ranking prior to Class A Common Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation or in the payment of dividends shall not be deemed to materially and adversely affect the rights or powers of the holders of shares of Class A Common Stock; or

Exhibit A-3

(ii) A share exchange that affects the shares of Class A Common Stock, a consolidation with or merger of the Corporation into another entity, or a consolidation with or merger of another entity into the Corporation, unless in each such case each share of Class A Common Stock (x) shall remain outstanding without a material and adverse change to its terms and rights, including, without limitation, conversion provisions substantially identical to those set forth in Section 2 of this Exhibit A and which produce an identical economic result for a holder of Class A Common Stock as would have occurred prior to such share exchange, merger or consolidation or (y) shall be converted into or exchanged for shares of the surviving entity having rights and powers substantially identical to those of the Class A Common Stock, including, without limitation, conversion provisions substantially identical to those set forth in Section 2 of this Exhibit A and which produce an identical economic result for a holder of Class A Common Stock as would have occurred prior to such share exchange, merger or consolidation.

(b) The rules and procedures for calling and conducting any meeting of the holders of Class A Common Stock (including without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such meeting, the obtaining of written consents, and any other aspect or matter with regard to such a meeting or such consents shall be governed by law, the Charter and Bylaws and by any rules or procedures the Board of Directors (or a duly authorized committee thereof), in its discretion, may adopt from time to time.

(c) Each share of Class A Common Stock shall have one (1) vote per share on all matters on which holders of Class A Common Stock are entitled to vote in accordance with Section 5(a) of this Exhibit A.

(d) The holders of Class A Common Stock shall have the exclusive voting rights on any amendment to the Charter that would only alter the contract rights of the Class A Common Stock and no holders of any other class or series of Capital Stock shall be entitled to vote thereon.

Section 6. [RESERVED]

Section 7. Exclusion of Other Rights. Except as may otherwise be required by law, the Class A Common Stock shall not have any rights or powers other than those specifically set forth herein (as this Exhibit A may be amended from time to time) and otherwise in the Charter. The Class A Common Stock shall have no preemptive or subscription rights. The shares of Class A Common Stock are not redeemable by the holders thereof.

Section 8. Severability of Provisions. If any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms and conditions of redemption of the Class A Common Stock set forth in this Exhibit A (as it may be amended from time to time) are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights or powers of Class A Common Stock set forth in this Exhibit A (as so amended) which can be given effect without the invalid, unlawful or unenforceable rights or powers of Class A Common Stock shall, nevertheless, remain in full force and effect, and no rights or powers of Class A Common Stock herein set forth shall be deemed dependent upon any other such rights or powers of Class A Common Stock unless so expressed herein or otherwise in the Charter.

Exhibit A-4

Section 9. Reissuance of Class A Common Stock. Shares of Class A Common Stock that have been issued and reacquired in any manner, including shares purchased by the Corporation or exchanged or converted in accordance with Section 2 of this Exhibit A, shall (upon compliance with any applicable provisions of the laws of Maryland) have the status of authorized but unissued shares of Common Stock undesignated as to class or series and may be classified or reclassified and issued or reissued, as the case may be, as provided in the Charter.

Section 10. Determinations. The Corporation shall be solely responsible for making all calculations called for hereunder. The Corporation shall make all such calculations in good faith. Absent manifest error, such calculations shall be final and binding on all holders of the Class A Common Stock.

Section 11. Notices. All notices, requests and other communications to the holders of shares of Class A Common Stock shall be in writing (including email or facsimile transmission) and shall be given at the address of each such holder as shown on the books of the Corporation. The holders of the outstanding shares of Class A Common Stock may waive any notice required hereunder by a writing signed before or after the time required for notice of the action in question. Notice shall be deemed given on the earlier of the date received or the date such notice is mailed.

Section 12. Class A Common Stock Conversion Agent. The duly appointed Class A Common Stock Conversion Agent for the Class A Common Stock shall be the transfer agent for the Common Stock. The Corporation may, in its sole discretion, remove the Class A Common Stock Conversion Agent in accordance with the agreement between the Corporation and the Class A Common Stock Conversion Agent; provided that the Corporation shall appoint a successor agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the holders of the Class A Common Stock.

Section 13. Record Holders. The Corporation may deem and treat the record holder of any Class A Common Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor any transfer agent, including the Class A Common Stock Conversion Agent, shall be affected by any notice to the contrary.

Section 14. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 15. Action By Written Consent. Notwithstanding anything to the contrary contained herein or in the Charter, for actions or matters requiring the vote of the holders of Class A Common Stock, the holders of the Class A Common Stock may take action or consent to any action by delivering to the Corporation a consent, in writing or by electronic transmission, of the holders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of the holders of the Class A Common Stock.

Exhibit A-5

Schedule A

CARRY BURDEN PERCENTAGE

Name	Carry Burden Percentage
John Hancock Life Insurance Company (U.S.A.)	30.2602%
Marubeni Corporation	11.9340%
OpTrust Infrastructure N.A. Inc.	26.8980%
Teachers Insurance and Annuity Association of America	30.2602%
Sponsor Employee Investors	0.6476%

Exhibit A-6

EXHIBIT B

TERMS OF SHARES OF REDEEMABLE CLASS A COMMON STOCK

The following is a description of the terms of the Redeemable Class A Common Stock, including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and terms and conditions of redemption thereof, which are incorporated by reference into the Charter as part of Article VI thereof.

Section 1. Except as provided in Section 2 of this Exhibit B, the Redeemable Class A Common Stock shall have the same preferences, or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and terms and conditions as the Class A Common Stock.

Section 2. Redemption and Conversion.

(a) Pursuant to the Merger and Transaction Agreement, unless a Simultaneous Overallotment Closing with respect to 100% of the Overallotment Shares has occurred, holders of Common Shares who make a Mixed Election will receive a certain number of Redeemable Class A Common Stock, as provided in the Merger and Transaction Agreement. Such shares will be redeemable by the Corporation solely in connection with an issuance by the Corporation of Overallotment Shares that closes after the Effective Date. In such case, immediately following the closing of the sale of Overallotment Shares, the Corporation will redeem a number of shares of Redeemable Class A Common Stock equal to the number of Overallotment Shares sold by the Corporation at such closing. The redemption price per share of Redeemable Class A Common Stock will equal the Net Cash Consideration. In the case of an issuance by the Corporation of some, but not all, of the Overallotment Shares (i.e., a partial exercise of the overallotment option by the underwriters), the number of shares of Redeemable Class A Common Stock redeemed will be allocated among the holders thereof pro rata based on the numbers of shares of Redeemable Class A Common Stock held by such holders.

(b) Any shares of Redeemable Class A Common Stock redeemed in accordance herewith will not be converted into Common Stock, will not be treated as outstanding for purposes of the Corporation’s books and records and will thereafter be entitled to receive only the Net Cash Consideration per share. Any shares of Redeemable Class A Common Stock that are not redeemed on or before the Mandatory Conversion Date will be converted into an equal number of shares of Class A Common Stock immediately prior to the application of the last sentence of Section 2(a) of Exhibit A.

(c) Promptly following a redemption of Redeemable Class A Common Stock in accordance with Section 2(a) of this Exhibit B, the Corporation shall deliver to each holder of Redeemable Class A Common Stock (A) the cash redemption price to which such holder is entitled pursuant to Section 2(a) of this Exhibit B and (B) a notice specifying the number of shares of Redeemable Class A Common Stock redeemed in accordance with Section 2(a) above. Such holder will pay any transfer or similar tax required by Section 4 of Exhibit A as well as any other tax in respect of the redemption of Redeemable Class A Common Stock redeemed in accordance with Section 2(a) above.

Exhibit B-1

EXHIBIT C

TERMS OF SHARES OF CLASS C COMMON STOCK

The following is a description of the terms of the Class C Common Stock, including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and terms and conditions of redemption thereof, which are incorporated by reference into the Charter as part of Article VI thereof.

Section 1. Definitions. In addition to terms defined in the Charter and elsewhere in this Exhibit C, for purposes of the Class C Common Stock, the following terms shall have the meanings indicated:

“Carry Burden Percentage” shall mean, for each holder of Class C Common Stock, such holder’s pro rata ownership of the total shares of Class C Common Stock outstanding immediately before the close of business on the Mandatory Conversion Date.

“Carry Shortfall Shares” shall mean a number of shares of Class C Common Stock equal to the number of Class C Units held by the Corporation that are canceled pursuant to Section 4.6.J(iii)(a) of the Partnership Agreement.

“Class C Common Shares” shall mean the shares of stock of the Company which had been classified as Class C common shares in Exhibit D-1 to the Company Agreement.

“Class C Common Stock Conversion Agent” shall mean the transfer agent maintained for exchanging the shares of Class C Common Stock for shares of Common Stock in accordance with Section 2(c) hereof.

“Company” shall mean InfraREIT, L.L.C. (formerly known as Electric Infrastructure Alliance of America, L.L.C.), a Delaware limited liability company.

“Company Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of the Company, as amended, and as in effect immediately prior to the Merger (as defined in the Merger and Transaction Agreement).

“IPO” shall mean the initial offering and sale of Common Stock registered under the Securities Act of 1933, as amended, pursuant to the Corporation’s Registration Statement on Form S-11 (Registration No. 333-201106).

“Mandatory Conversion Date” shall have the meaning assigned to it in the Partnership Agreement.

“Partnership Agreement” shall mean the Second Amended and Restated Agreement of Limited Partnership of InfraREIT Partners, LP, effective as of the consummation of the IPO.

Exhibit C-1

Section 2. Mandatory Conversion of Class C Common Stock.

(a) On the close of business on the Mandatory Conversion Date, each shareholder of Class C Common Stock will automatically be deemed to have submitted for cancellation a number of shares of Class C Common Stock equal to the number of Carry Shortfall Shares (if any) multiplied by such holder’s Carry Burden Percentage, rounded up to the nearest whole share. All such canceled shares of Class C Common Stock will constitute authorized but unissued shares of Common Stock and will no longer be considered outstanding. Immediately, thereafter, each remaining outstanding share of Class C Common Stock will convert automatically into one (1) share of Common Stock.

(b) Prior to the Mandatory Conversion Date, the Corporation will not declare or pay any dividend or other distribution on any share of Class C Common Stock.

(c) Promptly following conversion of the Class C Common Stock in accordance with Section 2(a) above, the Corporation shall deliver written notice to each holder of Class C Common Stock specifying: (A) the number of shares of Common Stock to be issued in respect of each share of Class C Common Stock; and (B) the place or places where certificates for such shares are to be surrendered to the Class C Common Stock Conversion Agent for issuance of certificates representing shares of Common Stock, or if such shares of Common Stock shall be uncertificated, the fact that such shares have been registered on the stock ledger of the Corporation. Following receipt of the notice specified in the preceding sentence, each holder of Class C Common Stock shall, as a condition to the receipt of the shares of Common Stock issuable upon such conversion, (i) deliver a written notice to the Class C Common Stock Conversion Agent specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, or if such shares of Common Stock shall be uncertificated, the name or names in which such holder wishes to register such shares on the stock ledger of the Corporation, (ii) surrender the certificate(s) (if any) for such Class C Common Stock to the Class C Common Stock Conversion Agent, accompanied, if so required by the Class C Common Stock Conversion Agent, by a written instrument or instruments of transfer in a form reasonably satisfactory to the Class C Common Stock Conversion Agent duly executed by the holder of such shares (or its attorney duly authorized in writing), and (iii) pay any transfer or similar tax required by Section 4 of this Exhibit C.

Section 3. Ranking. The Class C Common Stock shall, with respect to dividends and other distributions upon the liquidation, winding-up and dissolution of the Corporation, rank pari passu with the Common Stock, and each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that does not by its terms rank junior or senior to the Common Stock with respect to payment of dividends or rights upon liquidation, dissolution or winding up of the affairs of the Corporation.

Section 4. Certain Taxes. The Corporation will pay any and all U.S. federal and state documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on the conversion of Class C Common Stock pursuant to Section 2 of this Exhibit C; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any registration or transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the registered holder of such shares of Class C Common Stock converted or to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

Exhibit C-2

Section 5. Voting. (a) The Class C Common Stock shall not have any voting rights or powers and the consent of the holders of Class C Common Stock shall not be required with respect to any matter; provided that, no amendment or modification of the terms and conditions of this Exhibit C that materially and adversely affects the rights of the holders of the Class C Common Stock may be made without the vote or consent of the holders of a majority of the outstanding shares of Class C Common Stock.

(b) The rules and procedures for calling and conducting any meeting of the holders of Class C Common Stock (including without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such meeting, the obtaining of written consents, and any other aspect or matter with regard to such a meeting or such consents shall be governed by law, the Charter and Bylaws and by any rules or procedures the Board of Directors (or a duly authorized committee thereof), in its discretion, may adopt from time to time.

(c) Each share of Class C Common Stock shall have one (1) vote per share on all matters on which holders of Class C Common Stock are entitled to vote in accordance with Sections 5(a) and 5(d) of this Exhibit C.

(d) The holders of Class C Common Stock shall have the exclusive voting rights on any amendment to the Charter that would only alter the contract rights of the Class C Common Stock and no holders of any other class or series of Capital Stock shall be entitled to vote thereon.

Section 6. Exclusion of Other Rights. Except as may otherwise be required by law, the Class C Common Stock shall not have any rights or powers other than those specifically set forth herein (as this Exhibit C may be amended from time to time) and otherwise in the Charter. The Class C Common Stock shall have no preemptive or subscription rights. The shares of Class C Common Stock are not redeemable by the holders thereof.

Section 7. Severability of Provisions. If any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms and conditions of redemption of the Class C Common Stock set forth in this Exhibit C (as it may be amended from time to time) are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights or powers of Class C Common Stock set forth in this Exhibit C (as so amended) which can be given effect without the invalid, unlawful or unenforceable rights or powers of Class C Common Stock shall, nevertheless, remain in full force and effect, and no rights or powers of Class C Common Stock herein set forth shall be deemed dependent upon any other such rights or powers of Class C Common Stock unless so expressed herein or otherwise in the Charter.

Section 8. Reissuance of Class C Common Stock. Shares of Class C Common Stock that have been issued and reacquired in any manner, including shares purchased by the Corporation or exchanged or converted in accordance with Section 2 of this Exhibit C, shall (upon compliance with any applicable provisions of the laws of Maryland) have the status of authorized but unissued shares of Common Stock undesignated as to class or series and may be classified or reclassified and issued or reissued, as the case may be, as provided in the Charter.

Exhibit C-3

Section 9. Determinations. The Corporation shall be solely responsible for making all calculations called for hereunder. The Corporation shall make all such calculations in good faith. Absent manifest error, such calculations shall be final and binding on all holders of the Class C Common Stock.

Section 10. Notices. All notices, requests and other communications to the holders of shares of Class C Common Stock shall be in writing (including email or facsimile transmission) and shall be given at the address of each such holder as shown on the books of the Corporation. The holders of the outstanding shares of Class C Common Stock may waive any notice required hereunder by a writing signed before or after the time required for notice of the action in question. Notice shall be deemed given on the earlier of the date received or the date such notice is mailed.

Section 11. Class C Common Stock Conversion Agent. The duly appointed Class C Common Stock Conversion Agent for the Class C Common Stock shall be the transfer agent for the Common Stock. The Corporation may, in its sole discretion, remove the Class C Common Stock Conversion Agent in accordance with the agreement between the Corporation and the Class C Common Stock Conversion Agent; provided that the Corporation shall appoint a successor agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the holders of the Class C Common Stock.

Section 12. Record Holders. The Corporation may deem and treat the record holder of any Class C Common Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor any transfer agent, including the Class C Common Stock Conversion Agent, shall be affected by any notice to the contrary.

Section 13. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 14. Action By Written Consent. Notwithstanding anything to the contrary contained herein or in the Charter, for actions or matters requiring the vote of the holders of Class C Common Stock, the holders of the Class C Common Stock may take action or consent to any action by delivering to the Corporation a consent, in writing or by electronic transmission, of the holders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of the holders of the Class C Common Stock.

Exhibit C-4